Exhibit 99.1

Contact:  Marcus Smith (425) 951-1398

SONOSITE ANNOUNCES RECORD FIRST QUARTER 2011 RESULTS:

27% REVENUE GROWTH TO $71.1 Million
51% EBIT GROWTH TO $4.0 Million
52% EBITDA GROWTH TO $6.6 Million
62% EBITDAS GROWTH TO $8.7 Million

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – April 25, 2011 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today reported financial results for the first quarter ended March 31, 2011.

REVENUE
Revenue for the first quarter of 2011 was $71.1 million, an increase of 27% compared to $56.0 million in the first quarter of 2010.  Revenue from VisualSonics, Inc., acquired in June 2010, was $8.2 million for the quarter.

Foreign currency rates had a 2% favorable impact on first quarter revenue results.

FIRST QUARTER HIGHLIGHTS
•	The US Sector delivered another quarter of double-digit revenue growth, up $4.5 million or 21%;
•	Strong performance by the US Enterprise channel, which grew 71% compared to the prior year;
•	VisualSonics successfully launched the Vevo® LAZR Photoacoustics Imaging system at the American Association of Cancer Research, receiving positive feedback and interest among scientific researchers.

EBITDAS, EBITDA and Operating Income (EBIT)
First Quarter Results
First quarter EBITDAS was $8.7 million or 12% of revenue, an increase of 62% over the prior year.

EBITDA was $6.6 million or 9% of revenue, an increase of 52% over the prior year.

EBIT was $4.0 million or 6% of revenue, an increase of 51% over the prior year.

EPS
EPS was $0.07 per share for the first quarter of 2011 versus $0.08 per share in 2010. SonoSite recognized an income tax expense of $0.7 million in 2011 compared to an income tax benefit of $1.0 million in the prior year.

COMMENTARY
“We finished the first quarter strong with the fifth consecutive quarter that our revenue growth has exceeded expectations,” said Kevin M. Goodwin, SonoSite President and CEO. “We also saw positive trends and sustained growth in the hospital channel, fueling our confidence in the expansion of point-of-care visualization, which is significant as we prepare to roll-out our new product portfolio in the upcoming months. Our international business also performed well despite facing economic uncertainties and the challenges in Japan.”

Mr. Goodwin continued, “Our newly acquired VisualSonics (VSI) business also had a solid quarter, contributing eight million dollars to the top line, in spite of delays in NIH research funding, which impacted revenue performance due to delays in the U.S. Government budget approval. Additionally, in the quarter, VSI launched the Vevo LAZR Photoacoustics Imaging system at the recent American Association of Cancer Research conference and received strong interest among researchers. We are confident that the photoacoustics technology will transform scientific discovery and extend beyond cancer research.”

FINANCIAL OUTLOOK
“We have seen positive secular momentum for five consecutive quarters and have become much more confident about the long-term opportunity for significant growth in point-of-care visualization,” said Marcus Smith, SonoSite’s CFO. “This, combined with the successful acquisition of VisualSonics, a robust pipeline of innovative new products, and thirteen years of practice creating and growing new markets indicates that we are in a unique position to significantly expand our reach and penetration.”

Mr. Smith continued, “With this in mind, we are gearing up to go after this opportunity in a more aggressive manner. Management, with the full agreement of our Board of Directors, will be implementing a plan that involves a step-up in our growth investment over the next three years aimed at significantly increasing our value.”

We are planning investments opportunities that will:
•	Significantly increase demand generation and the profile of the company,
•	Deliver our most ambitious wave of new innovations in the company’s thirteen year history, and
•	Continue to expand our geographic reach to fully penetrate key market opportunities internationally.

Reflecting the current investment strategy:
•	Management is now targeting operating expenses of $195 - $197 million with the majority of the year-over-year increase occurring in the second and third quarters,
•	We are updating our 2011 revenue growth target to 15-20% versus the previously announced 13-18% range, and
•
If current 2011 foreign exchange forecasts for a weakening U.S. dollar hold, we estimate that there will be a potential $2 million increase to operating expenses offset by a potential $5 million increase to revenues; due to the volatility of foreign exchange rates, this impact is not reflected in management’s updated targets.

Mr. Smith continued, “As we have stated, profitable growth remains the key operating philosophy and revenue growth remains the key driver of long-term operating leverage. Our long-term objective is 15% revenue growth per year through 2014, which would take the company above the half billion dollar mark, and produce 20% operating margins.”

Non-GAAP Measures
This release includes discussions of EBITDA and EBITDAS; these are non-GAAP financial measures. SonoSite believes these measures are a useful complement to results provided in accordance with GAAP. “EBITDA” refers to operating income (EBIT) before depreciation and amortization. “EBITDAS” refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information
SonoSite will hold a conference call on April 25th at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning April 25th at 5:30 pm PT and will be available until May 9th at 11:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 2602385 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial condition and results of operations and statements regarding planned product launches and the potential market opportunity for these products. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that we do not achieve the financial results that we expect, the risk we are unable to launch our new products as and when expected, the risk that our existing and new products do not achieve market success and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$71,081	$55,977
Cost of revenue	21,128	16,280
Gross margin	49,953	39,697
Operating expenses:
Research and development	9,445	7,597
Sales, general and administrative	36,474	29,429
Total operating expenses	45,919	37,026
Operating income	4,034	2,671
Other loss, net	(2,363)	(2,262)
Income before income taxes	1,671	409
Income tax provision (benefit)	667	(973)
Net income	$1,004	$1,382
Net income per share:
Basic	$0.07	$0.08
Diluted	$0.07	$0.08
Weighted average common and potential common shares outstanding:
Basic	13,608	16,284
Diluted	14,152	16,823

Reconciliation of Non-GAAP Measures - EBITDA and EBITDAS:

Operating income (EBIT)	$4,034	$2,671
Depreciation and amortization	2,588	1,679
EBITDA	6,622	4,350
Stock-based compensation	2,039	1,009
EBITDAS	$8,661	$5,359

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	As of
	March 31, 2010	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$83,208	$78,690
Accounts receivable, net	77,699	81,516
Inventories	39,947	37,126
Deferred tax assets, current	8,961	7,801
Prepaid expenses and other current assets	10,597	12,384
Total current assets	220,412	217,517

Property and equipment, net	9,082	9,133
Deferred tax assets, net	3,418	4,373
Investment in affiliate	8,000	8,000
Goodwill	39,851	37,786
Identifiable intangible assets, net	46,343	47,423
Other assets	5,592	4,823
Total assets	$332,698	$329,055

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,369	$10,597
Accrued expenses	24,036	32,535
Deferred revenue	6,481	6,042
Total current liabilities	41,886	49,174
Long-term debt, net	98,555	97,379
Deferred tax liability, net	3,167	1,811
Deferred revenue	14,991	15,236
Other non-current liabilities, net	12,614	12,565
Total liabilities	$171,213	$176,165
Commitments and contingencies

Shareholders' Equity:
Common stock and additional paid-in capital	304,658	299,005
Accumulated deficit	(147,970)	(148,975)
Accumulated other comprehensive income	4,797	2,860
Total shareholders' equity	161,485	152,890
Total liabilities and shareholders' equity	$332,698	$329,055

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net income	$1,004	$1,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,616	1,679
Stock-based compensation	2,039	1,009
Deferred income tax provision	(41)	143
Amortization of debt discount and debt issuance costs	1,165	1,179
Excess tax benefit from stock-based compensation	(720)	(436)
Other	94	(1)
Changes in operating assets and liabilities:
Changes in working capital	(3,603)	8,782
Net cash provided by operating activities	2,554	13,737
Investing activities:
Purchases of investment securities	-	(42,246)
Proceeds from the sales/maturities of investment securities	-	53,298
Purchases of property and equipment	(689)	(1,006)
Investment in affiliate	-	(4,000)
Net cash (used in) provided by investing activities	(689)	6,046
Financing activities:
Excess tax benefit from exercise stock-based awards	720	436
Minimum tax withholding on stock-based awards	(121)	(692)
Stock repurchases including transaction costs	-	(90,046)
Payment of contingent purchase consideration for LumenVu, Inc.	(300)	(425)
Proceeds from exercise of stock-based awards	3,047	1,568
Repayment of long-term debt	(7)	(5)
Net cash provided by (used in) financing activities	3,339	(89,164)
Effect of exchange rate changes on cash and cash equivalents	(686)	783
Net change in cash and cash equivalents	4,518	(68,598)
Cash and cash equivalents at beginning of year	78,690	183,065
Cash and cash equivalents at end of year	$83,208	$114,467
Supplemental disclosure of cash flow information:
Cash (refund) paid for income taxes	$(754)	$333
Cash paid for interest	$2,156	$2,156